Exhibit (a)(1)(L)
Print Confirmation — Decline Offer (2 screenshots)
Print Confirmation

Name: REGULAR USER	Employee ID: 456

ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 45645 USA	Date: 4/2/2008 4:01:49 PM PDT
Your election has been recorded as follows:

				Number of		Fair
		Exercise	Total	Option Shares		Market Value
Original		Price	Number of	Eligible for	Revised	of Stock	Cash		Amend All
Grant	Option	Per	Exercisable	Tender Offer	Grant	on Revised	Payment Per	Total Cash	Eligible
Date	Number	Share	Shares	Amendment	Date	Grant Date	Share	Payment	Options?
Dec 10, 2003	4	$3.45	750	500	Dec 15, 2003	$3.15	$1.00	$500.00	☐ Yes ☑ No
Dec 10, 2004	5	$3.45	750	550	Dec 15, 2003	$3.15	$1.00	$550.00	☐ Yes ☑ No
Dec 10, 2005	6	$3.45	750	50	Dec 15, 2003	$3.15	$1.00	$50.00	☐ Yes ☑ No
PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Acknowledgement of Receipt of Election Form in the event our system does not register your election.

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Acknowledgement of Receipt of Election Form in the event our system does not register your election or provide you with an emailed “Acknowledgement of Receipt of Election Form” within two business days after your submission. If you do not receive a confirmation email within two business days after your submission please forward a copy of your printed “Acknowledgement of Receipt of Election Form” via e-mail to lam409A@lamresearch.com.